SUBSIDIARIES Exhibit 21

Name	State/Country of Incorporation	Ownership Percentage
Hecla Limited	Delaware	100%
Hecla Admiralty Company Hecla Greens Creek Mining Company Hecla Juneau Mining Company	Delaware Delaware Delaware	100% 100% 100%
Hecla Alaska LLC	Delaware	100%
Hecla Canada Ltd. 1080980 B.C. Ltd. Alexco Resource Corp. Alexco Keno Hill Mining Corp. Elsa Reclamation & Development Company Ltd. Alexco Exploration Canada Corp.	Federal Canadian British Columbia British Columbia British Columbia Yukon British Columbia	100% 100% 99.894% 100% 100% 100%
Hecla Silver Valley, Inc.	Delaware	100%
Mines Management, Inc. Newhi, Inc. Montanore Minerals Corp.	Idaho Washington Delaware	100% 100% 100%
Silver Hunter Mining Company	Delaware	100%
Rio Grande Silver, Inc. Hecla MC Subsidiary, LLC	Delaware Delaware	100% 100%
Hecla Montana, Inc. Revett Silver Company Troy Mine Inc. RC Resources, Inc. Revett Exploration, Inc. Revett Holdings, Inc.	Delaware Montana Montana Montana Montana Montana	100% 100% 100% 100% 100% 100%
Burke Trading Inc. Industrias Hecla, S.A. de C.V. Mineral Hecla, S.A. de C.V.	Delaware Mexico Mexico	100% 100% 100%
Hecla Quebec Inc.	Federal Canadian	100%

Name	State/Country of Incorporation	Ownership Percentage

Klondex Mines Unlimited Liability Company

   Klondex Holdings (USA) Inc.

        Klondex Gold & Silver Mining Co.

        Klondex Midas Holdings Limited

        Klondex Midas Operations Inc.

        Klondex Aurora Mine Inc.

        Klondex Hollister Mine Inc.

	Federal Canadian Nevada Nevada Nevada Nevada Nevada Nevada	100% 100% 100% 100% 100% 100% 100%